Exhibit 99.1

                   VaxGen To Raise $28.7 Million Through Sale
                                 of Common Stock

      BRISBANE, Calif. - December 4, 2003 - VaxGen, Inc. (Nasdaq: VXGN) announced today that it has entered into subscription agreements for the sale of
4.1 million shares of its common stock at $7 per share through a registered direct offering. The transaction is expected to provide gross proceeds of $28.7 million. The closing is scheduled to occur on December 9, 2003.

      CIBC World Markets Corp., Punk, Ziegel & Co. and Enable Capital, LLC acted as placement agents for the transaction.

      A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from the Investor Relations Department at VaxGen, 1000 Marina Blvd., Brisbane, Calif., 94005.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax, smallpox and plague. Based in Brisbane, Calif., VaxGen is the largest stockholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products. For more information, please visit the company's web site at: www.vaxgen.com.

SOURCE VaxGen, Inc.

Lance Ignon, Vice President
Corporate Communications
VaxGen
650-624-1041